SMITH CORONA CORPORATION
                            DEFERRED COMPENSATION PLAN
                              FOR OUTSIDE DIRECTORS



Section 1.  Effective Date

The effective date of the Plan is January 1, 1999.

Section 2.  Eligibility

Any member of the Board of Directors ("Director") of Smith Corona Corporation (the "Corporation") who is not an officer or employee of the Corporation, a subsidiary or affiliate thereof is eligible to participate in the Plan (a "Participant"), provided the Participant is eligible to receive fees for the Participant's services as a Director.

Section 3.  Deferred Compensation Account

There shall be established on the books of the Corporation for each Participant a deferred compensation account in the Participant's name. A Participant's deferred compensation account shall be 100% vested and nonforfeitable at all times.

Section 4.  Amount of Deferral

A Participant may elect to defer receipt of any or all of the compensation payable for serving as a Director by filing the appropriate form pursuant to Section 9.

Section 5.  Computation of Deferred Accounts

All deferred compensation shall be credited to an account for the Participant on the books of the Corporation as of the date payment would have been made but for the deferral election. At the time of the election to defer, a Participant may also elect to have part (in increments of 10%) or all of the deferred compensation deemed to be invested in full and fractional shares of the Corporation's common stock, par value $.001 per share ("Common Stock"). Such deemed investment shall be made at the fair market value of such Common Stock on the date the deferral is credited to the Participant's account. Such deemed investment in Common Stock shall be credited with an amount equal to the dividends, if any, declared on the Common Stock from time to time and such dividend equivalent amounts shall be deemed to be reinvested in Common Stock at fair market value on the dividend payment date. In the event of any change in the outstanding shares of Common Stock by reason of stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Common Stock deemed held in a Participant's account shall be proportionably adjusted in an equitable manner similar to that of an actual stockholder. The value of the portion of a Participant's deferred account deemed invested in hypothetical Common Stock shall be determined by the fair market value of such Common Stock on the date of determination. The fair market value of a share of Common Stock as of any date shall be equal to the last bid for such share recorded on the NASDAQ Small-Cap Issues index for such date as reported in the Wall Street Journal. Notwithstanding the foregoing, the portion of a Participant's deferred account deemed invested in Common Stock shall be payable in cash. The deemed investment in Common Stock shall cease on the date the last payment of amounts deemed so invested is made from the Participant's account. At the time of the election to defer, a Participant may also elect to have the portion of his deferred compensation which he did not elect to be deemed invested in Common Stock credited with interest monthly as of the last day of each month. Interest shall be credited at the average long-term rate that the Corporation is paying its lenders which rate shall be determined as of the first day of each calendar quarter and shall be maintained for that quarter. The crediting of interest shall cease on the date the last payment subject to interest crediting is made from the Participant's account.

Section 6.  Payment of Deferred Compensation

A Participant may elect to defer receipt of compensation until termination of service as a Director of the Corporation for any reason including death. In the absence of an earlier Plan termination, payment will be made or will commence within thirty
(30) days after termination of service as a Director of the Corporation.

Section 7.  Form of Payment

A Participant may elect at the time of deferral to receive the compensation deferred under the Plan in either (1) a single lump sum or (2) a number of annual installments as specified by the Participant, not to exceed ten annual installments.
Where a Participant has elected to receive the balance of such Participant's account in annual installments of deferred compensation, each annual installment shall be a fraction of the value of the remaining balance of the deferred compensation and interest credited to the Participant's account, as the case may be, on the date of such payment, the numerator of which fraction is one (1) and the denominator of which is the number of installments (including the then current installment) remaining to be paid at that time. For purposes of installment calculation, the balance in a Participant's deferred compensation account shall be determined (i) with regard to the first installment, as of the payment due date and (ii) with regard to each other installment, as of the immediately preceding
December 31.

Section 8.  Death Prior to Receipt

In the event that a Participant dies prior to receipt of any or all of the amounts payable pursuant to this Plan, any amounts remaining in the Participant's deferred compensation account shall be paid to the Participant's beneficiary in a lump sum following notification to the Corporation of the Participant's death. For this purpose, each Participant shall file with the Chief Financial Officer of the Corporation a beneficiary designation form approved by the Corporation. In the absence of a designation or where the beneficiary predeceases the Participant, payment shall be made to the Participant's estate.

Section 9.  Manner of Electing Deferral

During the month of December of each year a Director may elect to defer compensation for the following year by giving written notice to the Chief Financial Officer of the Corporation on the Form of Election provided by the Corporation. At that time, a Director who elects to participate in the Plan shall indicate the amount of compensation to be deferred and the form of payment of deferred compensation (whether lump sum or annual installments). An election, once made, shall be irrevocable after December 31st. A separate election may be made for each year a Director wishes to defer compensation.

Section 10.  Participant's Rights Unsecured

The right of any Participant to receive future payments from his deferred compensation account under the provisions of the Plan shall be that of an unsecured general creditor with a claim against the general assets of the Corporation.
Section 11.  Statement of Account
A statement will be sent to each Participant each year as to the value of such Participant's deferred compensation account as of the end of the preceding year.

Section 12.  Assignability

To the maximum extent permitted by applicable law, no right to receive payments under the Plan shall be transferable or assignable by a Participant or shall be subject to seizure or attachment for the payment of the Participant's debts and at the death of a Participant any remaining unpaid amount shall be paid as provided in Section 8.

Section 13.  Administration

This Plan will be administered by the Chief Financial Officer of the Corporation who shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construct and implement the provisions of the Plan. All expenses of administering the Plan shall be borne by the Corporation.

Section 14.  Amendment

This Plan may at any time or from time to time be amended, modified or terminated by the Board of Directors of the Corporation without prior notice to the Participants. Termination of the Plan can be at the Corporation's option, either a discontinuance of all future deferrals or total discontinuance of the Plan and a pay out to Participants the balance in their deferred compensation account as of the termination date. No amendment or modification shall, without the consent of the Participant, adversely affect or decrease any deferred compensation then in the Participant's deferred compensation account at the date of amendment or modification.

Section 15.  Incapacity of Participant or Beneficiary

If the Chief Financial Officer determines that a Participant or beneficiary is unable to care for his affairs and a legal representative has not been appointed for such person, the Chief Financial Officer of the Corporation may in his sole and absolute discretion (i) suspend payment to such Participant or beneficiary until such a legal representative has been appointed or (ii) direct that any benefits payable hereunder shall be paid to a spouse, child, parent, or other blood relative of such person, or to any other person or entity, so long as such payment is permitted under applicable law and discharges completely all liability of the Corporation under the Plan.

Section 16.  Validity

In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

Section 17.  Governing Law

This Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to principles of conflicts of law.